Exhibit 10.1

FORM OF WAIVER EXTENSION LETTER

MABVAX THERAPEUTICS HOLDINGS, INC.

11588 Sorrento Valley Road, Suite 20

San Diego, CA 92121

September 30, 2014

Dear Sir or Madam:

You are receiving this correspondence in connection with your ownership of a Warrant to Purchase Common Stock, originally issued as of February 12, 2014 by MabVax Therapeutics, Inc., which was exchanged for a Warrant to Purchase Common Stock, effective as of July 8, 2014 (the “Warrant”), and, as a result of such exchange, is exercisable for shares of common stock of MabVax Therapeutics Holdings, Inc. (formerly known as Telik, Inc.) (the “Company”). Pursuant to the terms and conditions of the Warrant, no exercise may be made until the one (1) year anniversary of the date of the exchange, July 8, 2015. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Warrant.

This letter is to provide you with notice that the Company hereby waives, on a limited basis and subject to the conditions as set forth below, the requirement set forth in the preamble of the Warrant that the Warrant may not be exercised until July 8, 2015, and, as a result, may be exercised, either through payment of the exercise price of $3.619976 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after September 30, 2014) or on a net “cashless” basis, at any time during the Waiver Period; provided, however that for purposes of such net “cashless” exercise, the number of shares of Common Stock issuable upon such exercise shall be determined in accordance with the formula set forth in Exhibit A to this letter (the “Adjusted Formula”) rather than the formula set forth in Section 1(d) of the Warrant. The “Waiver Period” means the period starting on and including the date of this letter and ending on and including October 3, 2014.

For your convenience, a copy of the Warrant exercise form is enclosed with this letter. The executed Warrant exercise form and the payment of the Exercise Price (to the extent the Warrant is not exercised on a net “cashless” basis) must be received prior to the end of the Waiver Period to be effective.

Except as otherwise waived or amended by this letter, the terms of the Warrant shall remain unchanged.

Very truly yours,

MABVAX THERAPEUTICS HOLDINGS, INC.

By:
J. David Hansen, President and
Chief Executive Officer

Exhibit A

Adjusted Formula

Net Number = (A x B) - (A x C)

                                                 D

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the greater of (x) the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice and (y) $9.60 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after September 30, 2014).

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the greater of (x) Closing Sale Price of the Common Stock on the date of the Exercise Notice and (y) $9.60 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after September 30, 2014).